UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 21, 2009

VIGNETTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25375	74-2769415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 South MoPac Expressway, Suite 100, Austin, Texas 78746

(Address of principal executive offices, including zip code)

(512) 741-4300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

On July 21, 2009, Scenic Merger Corp. (“Merger Sub”), an indirect wholly owned subsidiary of Open Text Corporation (“Open Text”), merged with and into Vignette Corporation (“Vignette”) (the “Merger”) in accordance with the Agreement and Plan of Merger, dated as of May 5, 2009, among Open Text, Merger Sub and Vignette (the “Merger Agreement”). As a result of the Merger, Vignette became an indirect wholly owned subsidiary of Open Text, and the shares of Vignette common stock, which traded under the symbol “VIGN”, have ceased being traded on, and are being delisted from, the Nasdaq Global Select Market.

Pursuant to the terms of the Merger Agreement, each outstanding share of Vignette common stock was converted into the right to receive $8.00 in cash, without interest and 0.1447 of one share of Open Text common stock (the “Merger Consideration”). Open Text will issue approximately 3.45 million shares of its common stock to former holders of Vignette common stock in connection with the Merger. Based on the closing price of $36.84 per share of Open Text common stock on the Nasdaq Global Select Market on July 20, 2009, the last trading day before the closing of the Merger, the aggregate value of the consideration paid in connection with the Merger to former holders of Vignette common stock was approximately $321 million.

Neither Vignette nor any of its affiliates nor any person who was then a director or officer of Vignette had a material relationship with Open Text prior to the completion of the Merger.

The description of the Merger contained in this Introduction does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1 of Vignette’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2009.

Item 2.01. Completion of Acquisition or Disposition of Assets

The information set forth in the Introduction above and Item 5.01 below is incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As a result of the Merger, Vignette no longer fulfills the numerical listing requirements of the Nasdaq Global Select Market (“Nasdaq”). Accordingly, following completion of the Merger, Vignette notified Nasdaq and requested that Nasdaq (i) withdraw the Vignette common stock from listing on Nasdaq prior to the open of trading on July 22, 2009 and (ii) file with the SEC an application on Form 25 to report that the Vignette common stock is no longer listed on Nasdaq. As a result, the Vignette common stock will no longer be listed on Nasdaq. Vignette will also file with the SEC a certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting that the Vignette common stock be deregistered and that Vignette’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.03. Material Modifications to Rights of Security Holders

As a result of the consummation of the Merger on July 21, 2009, each outstanding share of Vignette common stock was converted into the right to receive the Merger Consideration.

Item 5.01. Changes in Control of Registrant

The information set forth in the Introduction above and Item 5.01 below is incorporated herein by reference.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the consummation of the Merger and in accordance with the Merger Agreement, the directors of Vignette resigned from their positions as directors of Vignette, effective as of the effective time of the Merger.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Pursuant to the Merger Agreement, at the effective time of the Merger, Vignette’s certificate of incorporation was amended and restated in its entirety to be identical to the certificate of incorporation of Open Text, as in effect immediately prior to the effective time of the Merger (except that the name of the surviving corporation set forth therein is “Vignette Corporation”), and such amended and restated certificate of incorporation became the certificate of incorporation of the surviving corporation.

Pursuant to the Merger Agreement, at the effective time of the Merger, the bylaws of Open Text, as in effect immediately prior to the effective time of the Merger, became the bylaws of the surviving corporation.

Item 8.01. Other Events

Closing of the Merger

On July 21, 2009, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Vignette, with Vignette being the surviving corporation and a wholly-owned subsidiary of Open Text. On July 21, 2009, Open Text issued a press release announcing the closing of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGNETTE CORPORATION

By:	/s/ Michael A. Aviles
Name: Michael A. Aviles
Title: President and Chief Executive Officer

Date: July 21, 2009